Exhibit 4.5

CERTIFICATE OF TRUST OF BB&T CAPITAL TRUST II

THIS CERTIFICATE OF TRUST OF BB&T CAPITAL TRUST II (the “Trust”) is being duly executed and filed by Wilmington Trust Company, a Delaware banking corporation, and M. Patricia Oliver and Christopher L. Henson, each an individual, as trustees, to form a statutory trust under the Delaware Statutory Trust Act (12 Del. C. Section 3801 et seq.) (the “Act”).

1. NAME. The name of the statutory trust formed hereby is BB&T Capital Trust II.

2. DELAWARE TRUSTEE. The name and business address of the trustee of the Trust in the State of Delaware is Wilmington Trust Company, 1100 North Market Street, Wilmington, Delaware 19890-0001, Attention: Corporate Trust Administration.

3. EFFECTIVE DATE. This Certificate of Trust shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned have executed this Certificate of Trust in accordance with Section 3811(a)(l) of the Act.

WILMINGTON TRUST COMPANY, as Trustee

By:	/s/ Joann A. Rozell
Name:	Joann A. Rozell
Title:	Assistant Vice President

/s/ M. Patricia Oliver
M. Patricia Oliver, as Trustee

/s/ Christopher L. Henson
Christopher L. Henson, as Trustee

State of Delaware
Secretary of State
Division of Corporations
Delivered 03:46 PM 05/12/2006
FILED 03:46 PM 05/12/2006
SRV 060452708 - 4158431 FILE